Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule 13D jointly on behalf of each such party.

Date: October 27, 2014

THE CORBRAN, LLC

By:	/s/ Richard Rosenblum
Name:	Richard Rosenblum
Title:	Member

/s/ Richard Rosenblum
RICHARD ROSENBLUM